EXHIBIT 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS ANNOUNCES THE INTRODUCTION OF MICROWAVE MONOLITHIC CERAMIC CIRCUIT (“MMCC”) TECHNOLOGY

CAMARILLO, California – October 20, 2005

AML Communications, Inc. (AMLJ.OB) today announced results of a 12 month Research & Development program to implement an advanced version of the Microwave Monolithic Ceramic Circuits (“MMCC”) technology patented by its Microwave Power, Inc (“MPI”) Division.

Compared with the Microwave Integrated Circuits (“MIC”) existing technology utilized by the industry, the MMCC technology preserves the design flexibility of MIC while it takes advantage of the manufacturing savings of Microwave Monolithic Integrated Circuits (“MMIC”).

Specifically, when compared to the MIC existing technology, MMCC eliminates approximately 80% of the bonding wires, reduces the hand-mounted capacitors by approximately 70%, and cuts overall assembly time for a microwave amplifier module from approximately 45 minutes down to approximately 15 minutes.  In addition, it reduces the number of purchased components, reduces test time due to its repeatability, improves electrical performance, and improves reliability by reducing operator-controlled processes.

The Company believes the introduction of MMCC will result in increased production capacity and cost savings, which it intends to share with customers.

Jacob Inbar, president and chief executive officer, said, “The MMCC technology may revolutionize the manufacture of microwave amplifiers for both Defense and Commercial Markets.  We believe AML is the first company among microwave amplifier manufacturers to introduce this technology. From the start of our acquisition of MPI we have devoted our best talent to reach this moment. As a result of this program, our Camarillo operation will source key components from our MPI Division in Santa Clara, who are skilled in the production of MMCC circuits. In turn, these circuits will be utilized across-the-board in our wide range of products.”  Please visit the following links to learn more about our MMCC technology: http://www.microwavepower.com/general/tech.htm

http://www.microwavepower.com/general/fab.htm#via

AML Communications, Inc. is a designer, manufacturer and marketer of amplifiers and related products that address the Defense Microwave markets. The Company’s Web site is located at http://www.amlj.com.

Microwave Power, Inc. designs, manufactures and markets high power microwave amplifiers. The Company’s Web-site is located at http://www.microwavepower.com.

 This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ‘‘thinks,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.